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                                                                     EXHIBIT 21.

                           SUBSIDIARIES OF REGISTRANT



      University Bank, a Michigan state chartered bank.

      Midwest Loan Services, Inc., a Michigan Corporation (80% owned by
             University Bank)

      University Insurance & Investment Services, Inc., a Michigan Corporation
             (100% owned by University Bank)